Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	) ) ) ) ) )	Case No. 09-10867 (KG)

PRIMUS TELECOMMUNICATIONS GROUP,		Chapter 11
INCORPORATED, et al.,		Jointly Administrated

Debtors.

JOINT PLAN OF REORGANIZATION

OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

AND ITS AFFILIATE DEBTORS

George N. Panagakis

T. Kellan Grant

Nathan L. Stuart

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

(312) 407-0700

and

Eric M. Davis (I.D. No. 3621)

Davis Lee Wright (I.D. No. 4324)

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, DE 19899

(302) 651-3000

Attorneys for Debtors and

Debtors-in-Possession

Dated: June 12, 2009

TABLE OF CONTENTS

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms		2
	1.1	Ad Hoc Group of Holding Notes Claims	2
	1.2	Ad Hoc Group of IHC Second Lien Notes Claims	2
	1.3	Additional Debtor(s)	2
	1.4	Administrative Claim	2
	1.5	Administrative Claims Bar Date	2
	1.6	Affiliate Debtor(s)	2
	1.7	Amended Certificate of Incorporation and By-Laws	2
	1.8	Ballot	2
	1.9	Bankruptcy Code	2
	1.10	Bankruptcy Court	2
	1.11	Bankruptcy Rule	2
	1.12	Business Day	2
	1.13	Cash	3
	1.14	Causes of Action	3
	1.15	Chapter 11 Cases	3
	1.16	Claim	3
	1.17	Claims Agent	3
	1.18	Class	3
	1.19	Confirmation Date	3
	1.20	Confirmation Hearing	3
	1.21	Confirmation Order	3
	1.22	Consenting First Lien Lender	3
	1.23	Consenting Noteholder	3
	1.24	Contingent Value Right or CVR	3
	1.25	Continuing Indemnification Rights	3
	1.26	Debtor(s)	3
	1.27	Disbursing Agent	3
	1.28	Disclosure Statement	4
	1.29	Disclosure Statement Hearing	4
	1.30	Distributable New Equity	4
	1.31	Distribution Date	4
	1.32	Effective Date	4
	1.33	Equity Interests in Affiliate Debtors	4
	1.34	Estate(s)	4
	1.35	Exchange Act	4
	1.36	Exhibit	4
	1.37	Face Amount	4
	1.38	File, Filed, or Filing	4
	1.39	Final Order	4
	1.40	First Lien Lender	5
	1.41	Forbearance Agreement	5
	1.42	Fully Diluted Equity Shares	5
	1.43	General Unsecured Claim	5
	1.44	Group	5
	1.45	Group Notes	5
	1.46	Group Notes Claim	5
	1.47	Group Warrants	5

i

1.48	Holder	5
1.49	Holding 5% Notes	5
1.50	Holding 8% Notes	5
1.51	Holding First Lien Secured Term Loan	5
1.52	Holding First Lien Secured Term Loan Claim	6
1.53	Holding First Lien Secured Term Loan Term Sheet	6
1.54	Holding Notes	6
1.55	Holding Notes Claim	6
1.56	Holding Warrants	6
1.57	IHC	6
1.58	IHC Second Lien Indenture	6
1.59	IHC Second Lien Note Claim	6
1.60	IHC Second Lien Notes	6
1.61	IHC Second Lien Notes Supplemental Indenture	6
1.62	Impaired	6
1.63	Indemnification Rights	6
1.64	Indemnitee	6
1.65	Indenture Trustees	6
1.66	Intercompany Claim	7
1.67	Interest	7
1.68	IRC	7
1.69	IRS	7
1.70	Litigation Claims	7
1.71	Management Stock Plan	7
1.72	Management Stock Plan Awards	7
1.73	Modified IHC Second Lien Notes	7
1.74	Modified IHC Second Lien Notes Term Sheet	7
1.75	New Common Stock	7
1.76	Non-Debtor Guarantors	7
1.77	Non-Tax Priority Claims	7
1.78	Old Common Stock	7
1.79	Other Interest	7
1.80	Other Secured Claim	7
1.81	Person	8
1.82	Petition Date	8
1.83	Plan	8
1.84	Plan Schedule	8
1.85	Plan Supplement	8
1.86	Plan Support Agreement	8
1.87	Post-Effective Date Enterprise Value	8
1.88	PTII	8
1.89	Potential Additional Debtor(s)	8
1.90	Priority Tax Claim	8
1.91	Pro Rata	8
1.92	Professional	8
1.93	Professional Fees	9
1.94	PTHI	9
1.95	Registration Rights Agreement	9
1.96	Reinstated or Reinstatement	9
1.97	Released Party	9
1.98	Reorganized Debtors	9
1.99	Reorganized Group	9
1.100	Requisite First Lien Lenders	9
1.101	Requisite Noteholders	9
1.102	Retained Actions	9
1.103	Securities Act	10

	1.104	Solicitation Order	10
	1.105	Subordinated Claims	10
	1.106	Unimpaired Claim	10
	1.107	Voting Deadline	10
	1.108	Voting Record Date	10

B.	Rules of Interpretation and Computation of Time		10

C.	Exhibits, Plan Schedules and Plan Supplement		10

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

	2.1	Administrative Claims	11
	2.2	Priority Tax Claims	11

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

	3.1	The Debtors	11
	3.2	Classification of Claims and Interests	11

		ARTICLE IV

IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

	4.1	Unimpaired Classes of Claims and Interests	12
	4.2	Impaired Classes of Claims and Interests	13

ARTICLE V

PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

	5.1	Class 1A, 1B, 1C and 1D: Non-Tax Priority Claims	13
	5.2	Class 2A, 2B, 2C and 2D: Other Secured Claims	13
	5.3	Class 3A, 3B, 3C and 3D: Holding First Lien Secured Term Loan Claims	13
	5.4	Class 4A, 4B and 4C: IHC Second Lien Note Claims	13
	5.5	Classes 5A and 5B: Holding Notes Claims	14
	5.6	Class 6A: Group Notes Claims	14
	5.7	Classes 7A, 7B, 7C and 7D: General Unsecured Claims	14
	5.8	Classes 8A, 8B, 8C and 8D: Intercompany Claims	14
	5.9	Classes 9A, 9B, 9C and 9D: Equity Interests in Affiliate Debtors	14
	5.10	Class 10(a)A: Old Common Stock Interests	14
	5.11	Class 10(b)A: Other Interests	15
	5.12	Class 10(c)A: Subordinated Claim	15
	5.13	Special Provision Regarding Unimpaired Claims	15
	5.14	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims	15

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

	6.1	Impaired Classes of Claims Entitled to Vote	15

6.2	Acceptance by an Impaired Class	15
6.3	Presumed Acceptances by Unimpaired Classes	15
6.4	Classes Deemed to Reject Plan	15
6.5	Summary of Classes Voting on the Plan	15
6.6	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	15

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

7.1	Substantive Consolidation for Purposes of Treating Impaired Claims	16
7.2	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors	16
7.3	Preservation of Causes of Action	16
7.4	Corporate Governance, Directors, Officers, and Corporate Action	16
7.5	Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock	17
7.6	Issuance of New Securities and Related Matters	17
7.7	Management Stock Plan Awards	19
7.8	Reservation of Rights with Respect to Potential Additional Debtors	19

ARTICLE VIII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1	Assumption of Executory Contracts and Unexpired Leases	20
8.2	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	20
8.3	Compensation and Benefit Programs	20
8.4	Intercompany Executory Contracts and Intercompany Unexpired Leases	20

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

9.1	Distributions for Claims as of the Effective Date	21
9.2	Interest on Claims	21
9.3	Distributions by Disbursing Agent	21
9.4	Surrender of Cancelled Instruments or Securities	21
9.5	Delivery of Distributions and Undeliverable or Unclaimed Distributions	21
9.6	Allocation of Plan Distributions Between Principal and Interest	22
9.7	Withholding and Reporting Requirements	22
9.8	Setoffs	22
9.9	Fractional Shares	22

ARTICLE X

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

10.1	Reservation of Right to Object to Allowance or Asserted Priority of Claims	23

ARTICLE XI

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

11.1	Professional Claims	23

11.2	Substantial Contribution Compensation and Expenses Bar Date	23
11.3	Other Administrative Claims	24
11.4	Section 503(b) Applications	24

ARTICLE XII

CONFIRMATION AND CONSUMMATION OF THE PLAN

12.1	Conditions to Confirmation	24
12.2	Conditions to Effective Date	24
12.3	Waiver of Conditions	25

ARTICLE XIII

EFFECT OF PLAN CONFIRMATION

13.1	Binding Effect	25
13.2	Discharge of the Debtors	25
13.3	Compromises and Settlements	25
13.4	Satisfaction of Subordination Rights	26
13.5	Exculpation and Limitation of Liability	26
13.6	Indemnification Obligations	26
13.7	Release by Debtors and Debtors in Possession	27
13.8	Release by Holders of Claims and Interests	27
13.9	Injunction	27
13.10	Temporary Injunction with Respect to Guarantee Claims	27
13.11	Term of Bankruptcy Injunction or Stays	28

ARTICLE XIV

RETENTION OF JURISDICTION

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1	Effectuating Documents and Further Transactions	30
15.2	Corporate Action	30
15.3	Exemption from Transfer Taxes	30
15.4	Payment of Statutory Fees	30
15.5	Amendment or Modification of the Plan	30
15.6	Severability of Plan Provisions	30
15.7	Successors and Assigns	31
15.8	Revocation, Withdrawal, or Non-Consummation	31
15.9	Notice	31
15.10	Governing Law	32
15.11	Tax Reporting and Compliance	32
15.12	Exhibits and Schedules	32
15.13	Filing of Additional Documents	32

v

EXHIBITS

Exhibit 1.73	IHC Second Lien Supplemental Indenture

Exhibit 1.89	Potential Additional Debtors

Exhibit 5.3	Holding First Lien Secured Term Loan Amendment

Exhibit 5.9	Terms of Contingent Value Rights

Exhibit 7.4(a)	Certificate Of Incorporation For Reorganized Group

Exhibit 7.4(b)	Bylaws Of Reorganized Group

Exhibit 7.6(b)	Summary Of Terms Of New Common Stock

Exhibit 7.6(c)	Warrant Agreement

Exhibit 7.6(e)	Registration Rights Agreement

Exhibit 7.7	Management Compensation Plan

INTRODUCTION

Primus Telecommunications Group, Incorporated (“Group” or the “Company”), Primus Telecommunications Holding, Inc. (“PTHI”), Primus Telecommunications IHC, Inc. (“IHC”), and Primus Telecommunications International, Inc. (“PTII”) propose the following joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors (as that term is defined herein). Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as that term is defined herein), and certain related matters including, among other things, the securities to be issued under this Plan. In the event of any inconsistency between the Disclosure Statement and this Plan, the terms of this Plan shall govern. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019 and the Plan Support Agreement (as that term is defined herein), the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. Whenever it appears appropriate for the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter.

1.1 Ad Hoc Group of Holding Notes Claims means that certain informal committee of certain holders of Holding Notes Claims.

1.2 Ad Hoc Group of IHC Second Lien Notes Claims means that certain informal committee of certain holders of IHC Second Lien Notes Claims.

1.3 Additional Debtor(s) means any Potential Additional Debtor that files a petition under chapter 11 of the Bankruptcy Code prior to the Confirmation Date.

1.4 Administrative Claim means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, Professional Claims, and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.

1.5 Administrative Claims Bar Date means the bar date by which Administrative Claims must be filed as set forth in section 11.3 of this Plan.

1.6 Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Group, as applicable.

1.7 Amended Certificate of Incorporation and By-Laws means the amended and restated certificate of incorporation and the amended and restated by-laws of Reorganized Group, in substantially the forms attached to this Plan as Exhibits 7.4(a) and 7.4(b), respectively.

1.8 Ballot means each of the ballot forms that is distributed with the Disclosure Statement to Holders of Claims and Interests included in Classes that are Impaired under this Plan and entitled to vote under Article VI of this Plan

1.9 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended

1.10 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or any other court with jurisdiction over the Chapter 11 Cases.

1.11 Bankruptcy Rule means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

1.12 Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.13 Cash means legal tender of the United States of America and equivalents thereof.

1.14 Causes of Action means claims, obligations, suits, proceedings, judgments, damages, demands, liens, debts, rights, causes of action, liabilities, rights of contribution and rights of indemnification, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, in law, equity or otherwise.

1.15 Chapter 11 Cases means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

1.16 Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.17 Claims Agent means Epiq Bankruptcy Solutions, LLC, 757 Third Avenue, Third Floor, New York, New York 10017, Att’n: Primus Telecommunications Group, Incorporated, et al.

1.18 Class means a category of Holders of Claims or Interests, as described in Article II and III hereof and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.19 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.20 Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.21 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance satisfactory to the Debtors, the Requisite Noteholders, and the Requisite First Lien Lenders (consistent with the terms of the Forbearance Agreement and so long as the Forbearance Agreement has not been terminated).

1.22 Consenting First Lien Lender means a Holder of a Holding First Lien Secured Term Loan Claim that is a party to the Forbearance Agreement.

1.23 Consenting Noteholder means the signatories to the Plan Support Agreement.

1.24 Contingent Value Right or CVR means the right of Holders of Class 10(a) Interests to receive Contingent Value Rights to receive up to 15% of the Fully-diluted Equity Shares of Reorganized Group, as described in the Contingent Value Rights Term Sheet attached as Appendix F to the Disclosure Statement and as set forth in the Terms of Contingent Value Rights attached hereto as Exhibit 5.9.

1.25 Continuing Indemnification Rights means those Indemnification Rights held by any Indemnitee who is a Released Party and serves as a director, officer, or employee (or in any similar capacity) of the Debtors as of the date of the commencement of the Disclosure Statement Hearing, together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date.

1.26 Debtor(s) means, individually or collectively, Group, Primus Telecommunications Holding, Inc., Primus Telecommunications IHC, Inc., and Primus Telecommunications International, Inc., and any Additional Debtors.

1.27 Disbursing Agent means the Reorganized Debtors, or any Person designated by the Reorganized Debtors, to serve as disbursing agent under this Plan, in any such Person’s capacity as disbursing agent under this Plan.

1.28 Disclosure Statement means that certain disclosure statement (including all appendices and schedules thereto) dated April 27, 2009, relating to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as such disclosure statement may be amended, modified, or supplemented from time to time in accordance with the terms of the Bankruptcy Code.

1.29 Disclosure Statement Hearing means the hearing before the Bankruptcy Court held to consider the adequacy of the Disclosure Statement as such hearing may be adjourned or continued from time to time.

1.30 Distributable New Equity means the New Common Stock of Reorganized Group reserved for distribution on the Effective Date to Holders of IHC Second Lien Notes Claims and Holding Notes Claims on account of their Claims, and shall not include (i) the 4% of New Common Stock of Reorganized Group for distribution to management through the Management Stock Plan (ii) the New Common Stock of Reorganized Group for distribution to management through the exercise of any warrants distributed to management as a Management Stock Plan Award (iii) the New Common Stock of Reorganized Group to be issued on account of exercise of the Holding Warrants and Group Warrants, and (iv) the New Common Stock of Reorganized Group to be issued on account of exercise of the CVRs.

1.31 Distribution Date means the date upon which the initial distributions will be made to Holders of Claims and Interests pursuant to Article IX of this Plan.

1.32 Effective Date means the Business Day this Plan becomes effective as provided in Article XII hereof.

1.33 Equity Interests in Affiliate Debtors means the common stock and options, warrants, calls, rights, puts, awards, commitments and any other agreements to acquire (directly or indirectly) common stock of PTHI, IHC, PTII, and any Additional Debtors outstanding immediately prior to the Petition Date.

1.34 Estate(s) means, individually, the estate of Group or any of the Affiliate Debtors and collectively, the estates of all of the Debtors created in the Chapter 11 Cases under section 541 of the Bankruptcy Code.

1.35 Exchange Act means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as amended.

1.36 Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

1.37 Face Amount means the full stated liquidated amount claimed by the Holder of a Claim or Interest in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law.

1.38 File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.39 Final Order means an order of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari or reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

1.40 First Lien Lender means a Holder of a Holding First Lien Secured Term Loan Claim.

1.41 Forbearance Agreement means the Forbearance Agreement entered into as of April 14, 2009 between the Debtors and the Non-Debtor Guarantors on one hand and the Consenting First Lien Lenders on the other hand, as amended, supplemented or otherwise modified in accordance with the terms thereof.

1.42 Fully Diluted Equity Shares means all shares of the New Common Stock, whether issued and outstanding or reserved for issuance upon conversion, exercise or exchange of any issued and outstanding security that is convertible into, or exercisable or exchangeable for, shares of the New Common Stock, including (i) Distributable New Equity, (ii) the shares of restricted New Common Stock representing 4% of New Common Stock of Reorganized Group to be issued to management of Reorganized Group at the Effective Date pursuant to the Management Stock Plan, (iii) the shares of New Common Stock to be issued upon exercise of any warrants issued to management, (iii) the shares of New Common Stock to be issued upon exercise of the warrants distributed to holders of Class 5 and Class 6 Claims, and (iv) the shares of New Common Stock to be issued pursuant to the CVRs distributed to holders of Class 10(a) Interests.

1.43 General Unsecured Claim means a Claim against the Debtors that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Holding First Lien Secured Term Loan Claim, IHC Second Lien Note Claim, Holding Notes Claim, Group Notes Claim or Intercompany Claim, but shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.

1.44 Group means Primus Telecommunications Group, Incorporated.

1.45 Group Notes means (i) the step-up convertible subordinated notes due 2009 issued by Group, (ii) the 3 3/4 % convertible senior notes due 2010 issued by Group, and/or (iii) the 12 3/4 % senior notes due 2009 issued by Group.

1.46 Group Notes Claim means a Claim arising on account of any of the Group Notes.

1.47 Group Warrants means warrants issued to holders of Class 6 Claims to receive a number of shares of New Common Stock up to an aggregate of 15% of the sum of (a) the Distributable New Equity of Reorganized Group and (b) the 4% of New Common Stock of Reorganized Group for distribution to management through the Management Stock Plan, as more fully described in the Group Warrants Term Sheet attached to the Disclosure Statement as Appendix E and documented in the Warrant Agreement attached as Exhibit 7.6(c) hereto.

1.48 Holder means a Person holding a Claim or Interest.

1.49 Holding 5% Notes means those certain 5% exchangeable senior notes due 2010, issued by PTHI pursuant to that certain indenture dated as of June 28, 2006, between PTHI and U.S. Bank National Association, as Trustee, as amended, supplemented or otherwise modified.

1.50 Holding 8% Notes means those certain 8% senior notes due 2014 issued by PTHI pursuant to that certain indenture dated as of January 16, 2004, between PTHI and Wachovia Bank National Association, as Trustee, as amended, supplemented or otherwise modified.

1.51 Holding First Lien Secured Term Loan means that secured term loan under the Term Loan Agreement dated as of February 18, 2005, as amended, between PTHI, as borrower, Group, as parent, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Administrative Agent and Syndication Agent and the several lenders from time to time party thereto.

1.52 Holding First Lien Secured Term Loan Claim means a Claim arising under the Holding First Lien Secured Term Loan.

1.53 Holding First Lien Secured Term Loan Term Sheet means the Term Sheet attached to the Disclosure Statement as Appendix G and as documented by the Holding First Lien Secured Term Loan Amendment attached hereto as Exhibit 5.3.

1.54 Holding Notes means the Holding 5% Notes and the Holding 8% Notes.

1.55 Holding Notes Claim means a Claim arising on account of any of the Holding Notes.

1.56 Holding Warrants means warrants to be issued to holders of Class 5 Claims to receive up to an aggregate of 30% of the sum of (a) the Distributable New Equity of Reorganized Group and (b) the 4% of New Common Stock of Reorganized Group for distribution to management through the Management Stock Plan, as more fully described in the Holding Warrants Term Sheet attached to the Disclosure Statement as Appendix D and documented in the Warrant Agreement attached as Exhibit 7.6(c) hereto.

1.57 IHC means Primus Telecommunications IHC, Inc.

1.58 IHC Second Lien Indenture means that certain indenture dated as of February 26, 2007, by and among IHC, as Issuer, the guarantors named therein, and U.S. National Bank Association as Indenture Trustee, and as amended, supplemented, or otherwise modified.

1.59 IHC Second Lien Note Claim means a Claim arising on account of the IHC Second Lien Notes.

1.60 IHC Second Lien Notes means those certain 14 1/4 % second lien notes due 2011 issued by IHC pursuant to the IHC Second Lien Indenture.

1.61 IHC Second Lien Notes Supplemental Indenture means the supplemental indenture attached hereto as Exhibit 1.73.

1.62 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.63 Indemnification Rights means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any Causes of Action against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors, as in effect prior to or as of the Confirmation Date.

1.64 Indemnitee means all present and former directors, officers, employees, agents, or representatives of the Debtors who are entitled to assert Indemnification Rights.

1.65 Indenture Trustees means respectively as the case may be U. S. Bank National Association as indenture trustee for the IHC Second Lien Notes, Wells Fargo Bank, National Association, as indenture trustee for the Holding 5% Notes and the Holding 8% Notes, Deutsche Bank National Trust Company as indenture trustee for Group’s 3 3/4% Convertible Senior Notes due 2010 and Group’s 12 3/4% Senior Notes due 2009, and HSBC Bank USA, N.A as indenture trustee for Group’s Step Up Convertible Subordinated Notes due 2009, each under their respective indentures as amended and supplemented from time to time, including any successor trustees that may be appointed for any of the above trusteeships.

1.66 Intercompany Claim means a prepetition Claim by a Debtor or a non-Debtor Affiliate against another Debtor or non-Debtor Affiliate.

1.67 Interest means the legal, equitable, contractual, and other rights of the Holders of equity securities (including Old Common Stock) of Group, including the rights of any Person to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; (c) stock options, warrants, and put rights; and (d) share-appreciation rights.

1.68 IRC means the Internal Revenue Code of 1986, as amended.

1.69 IRS means the Internal Revenue Service of the United States of America.

1.70 Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any person.

1.71 Management Stock Plan means any management stock plan, option plan, restricted stock plan or other similar management incentive award plan developed for the Reorganized Debtors and approved and implemented pursuant to Section 7.7 of this Plan after the Effective Date.

1.72 Management Stock Plan Awards means any awards that may be granted to participants under a Management Stock Plan.

1.73 Modified IHC Second Lien Notes means those IHC Second Lien Notes, modified as more fully described in the Modified IHC Second Lien Notes Term Sheet and documented by the IHC Second Lien Supplemental Indenture attached as Exhibit 1.73 to this Plan. The obligations of the Debtors under the Modified IHC Second Lien Notes and the other agreements referenced in the IHC Second Lien Indenture, as modified by the IHC Second Lien Supplemental Indenture, will be the obligations of the respective Reorganized Debtors.

1.74 Modified IHC Second Lien Notes Term Sheet means the term sheet attached to the Disclosure Statement as Appendix C.

1.75 New Common Stock means the shares of common stock of Reorganized Group to be issued for distribution pursuant to Section 7.6 of this Plan.

1.76 Non-Debtor Guarantors means those Guarantors, who are not Debtors under these Chapter 11 Cases, under the Holding First Lien Secured Term Loan.

1.77 Non-Tax Priority Claims means all unsecured claims specified in sections 507(a) and 507(b) of the Bankruptcy Code other than Priority Tax Claims and Administrative Claims.

1.78 Old Common Stock means any common stock of Group or any predecessor company outstanding at any time prior to the Effective Date.

1.79 Other Interest means, including without limitation all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire, directly or indirectly, any Old Common Stock outstanding at any time prior to the Effective Date.

1.80 Other Secured Claim means a Claim (but excluding a Holding First Lien Secured Term Loan Claim or IHC Second Lien Note Claim) that is secured by a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code; provided, that such lien or right of setoff is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.81 Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

1.82 Petition Date means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

1.83 Plan means this chapter 11 plan of reorganization, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, or modified from time to time in accordance with the Bankruptcy Code and the terms hereof.

1.84 Plan Schedule means any schedule annexed to either this Plan or as an appendix to the Disclosure Statement.

1.85 Plan Supplement means a supplement to this Plan in form and substance satisfactory to the Debtors, the Requisite Noteholders and the Requisite First Lien Lenders (consistent with the terms of the Forbearance Agreement and so long as the Forbearance Agreement has not been terminated), filed with the Bankruptcy Court not later than 5 days prior to the Confirmation Date for the purposes specified in this Plan.

1.86 Plan Support Agreement means that certain plan support agreement dated as of March 16, 2009, between the Debtors and the Consenting Noteholders, as amended, supplemented or otherwise modified in accordance with the terms thereof.

1.87 Post-Effective Date Enterprise Value means, (a) in the case where Reorganized Group’s common stock is listed on a national exchange, the market capitalization of Reorganized Group plus the face value of any funded debt, minority interest, capital leases and preferred stock of Reorganized Group and its subsidiaries less the value of any excess cash and cash equivalents of Reorganized Group and its subsidiaries, and (b) in the case where Reorganized Group’s common stock is not listed on a national exchange, as determined by an independent valuation firm selected by Reorganized Group every six months beginning January 1, 2010 (with the cost of such independent valuation firm to be borne by Reorganized Group).

1.88 PTII means Primus Telecommunications International, Inc.

1.89 Potential Additional Debtor(s) shall mean any affiliate or subsidiary of Group that is identified on Exhibit 1.89 attached hereto.

1.90 Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.91 Pro Rata means (a) with respect to Claims, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims in such Class or Classes, unless this Plan provides otherwise and (b) with respect to Interests, at any time, the proportion that the number of Interests held by a certain Interest holder in a particular Class or Classes bears to the aggregate number of all Interests in such Class or Classes.

1.92 Professional means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise, (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code, (c) Andrews Kurth LLP, as counsel to the Ad Hoc Group of IHC Second Lien Note Claims, (d) Stroock & Stroock & Lavan LLP, as counsel to the Ad Hoc Group of Holding Notes Claims, (e) Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel to the Consenting First Lien Lenders, and (f) Chanin Capital Partners, as financial advisor to the Consenting First Lien Lenders and, except as set forth in clauses (c), (d), (e), and (f), shall not include professionals employed by any other prepetition lenders.

1.93 Professional Fees means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges, and expenses incurred after the Petition Date and prior to and including the Effective Date.

1.94 PTHI means Primus Telecommunications Holding, Inc.

1.95 Registration Rights Agreement means the registration rights agreement, to be entered into on the Effective Date by and among Reorganized Group and each holder of shares of New Common Stock, if any, that will beneficially own ten percent (10%) or more of the outstanding shares of New Common Stock after giving effect to the distribution of the shares of New Common Stock under this Plan or is otherwise an affiliate of Reorganized Group; such registrations rights agreement to be in form and substance reasonably satisfactory to Reorganized Group and each such holder.

1.96 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.97 Released Party means, collectively, (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case in such respective capacities, as of the date of the commencement of the hearing on the Disclosure Statement, (ii) all Consenting Noteholders, (iii) the Consenting First Lien Lenders, (iv) all Professionals, (v) the Indenture Trustees, and (vi) with respect to each of the above-named Persons, and only in their aforementioned capacities, such Person’s affiliates, principals, employees, agents, officers, directors, representatives, financial advisors, attorneys, and other professionals, in their capacities as such.

1.98 Reorganized Debtors means the Debtors or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date, after giving effect to the transactions contemplated by this Plan occurring on the Effective Date in accordance with this Plan.

1.99 Reorganized Group means Group, on or after the Effective Date, after giving effect to the transactions contemplated by this Plan occurring on the Effective Date in accordance with this Plan.

1.100 Requisite First Lien Lenders means the Holders of a majority of the aggregate outstanding principal amount of the Claims held by the First Lien Lenders.

1.101 Requisite Noteholders means the Holders of more than a majority of the aggregate outstanding principal amount of the Claims held by each of (i) the Consenting Noteholders that hold the Holding Notes Claims and (ii) the Consenting Noteholders that hold the IHC Second Lien Note Claims.

1.102 Retained Actions means all Causes of Action which any Debtor or any Estate may hold against any Person, including, without limitation, (i) Causes of Action brought prior to the Effective Date, (ii) Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors, (iii) Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, (iv) Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including, without limitation, claim overpayments and tax refunds and (v) any Causes of Action listed in the Disclosure Statement or any schedules filed by the Debtors in these cases, if any; provided, however, that Retained Actions shall not include those Causes of Action released under Article XIII herein.

1.103 Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended.

1.104 Solicitation Order means the order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.

1.105 Subordinated Claims means any Claim, including without limitation, claims under federal or state securities laws, arising from the rescission of a purchase or sale of Old Common Stock, any Claim for damages arising from the purchase or sale of Old Common Stock, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim.

1.106 Unimpaired Claim means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.107 Voting Deadline means 5:00 p.m. on June 5, 2009.

1.108 Voting Record Date means April 27, 2009, the date established by the Bankruptcy Court as the date for determining those holders of Claims against, and Interests in, the Debtors entitled to vote on the Plan.

B.	Rules of Interpretation and Computation of Time

For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to a Person as a Holder of a Claim or Interest includes that Person’s successors, assigns and heirs; (e) all references in this Plan to Sections, Articles, Exhibits and Schedules are references to Sections, Articles, Exhibits and Schedules of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

C.	Exhibits, Plan Schedules and Plan Supplement

All Exhibits and Plan Schedules, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits, Plan Schedules and Plan Supplement shall be timely filed with the Bankruptcy Court in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the filed Exhibits, Plan Schedules and Plan Supplement upon written request to the Debtors. Upon their filing, the Exhibits, Plan Schedules and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits, Plan Schedules and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

2.1 Administrative Claims. Subject to the provisions of sections 330(a), 331, and 503(b) of the Bankruptcy Code, each Holder of an Administrative Claim shall be paid by the Debtors, at their election, in full, in Cash, upon the latest of (i) the Effective Date, (ii) the due date thereof in accordance with its terms, (iii) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of such Debtor’s business, consistent with past practices or (iv) such other date as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

2.2 Priority Tax Claims. Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of a Priority Tax Claim shall either (i) have its Claim Reinstated, (ii) receive equal Cash payments during a period not to exceed five years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to by a particular taxing authority, or (iii) such other treatment as is agreed to by the holder of a Priority Tax Claim and the Debtors (or the Reorganized Debtors).

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1 The Debtors. There are a total of four Debtors. Each Debtor has been assigned a letter below for the purposes of classifying and treating Claims against and Interests in each Debtor for balloting purposes. The Claims against and Interests in each Debtor, in turn, have been assigned to separate numbered Classes with respect to each Debtor, based on the type of Claim involved. Accordingly, the classification of any particular Claim or Interest in any of the Debtors depends on the particular Debtor against which such Claim is asserted (or in which such Interest is held) and the type of Claim or Interest in question. The letters applicable to the three Debtors are as follows:

Letter	Debtor Name
A	Primus Telecommunications Group, Inc.
B	Primus Telecommunications Holding, Inc.
C	Primus Telecommunications IHC, Inc.
D	Primus Telecommunications International, Inc.

3.2 Classification of Claims and Interests.

(a) Pursuant to section 1122 of the Bankruptcy Code, all Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

(b) Claims against and Interests in each of the Debtors are divided into numbered Classes. Not all of the Classes apply to every Debtor, and consequently not all of the numbered Classes appear in the case of each Debtor. A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is a Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. For purposes of voting, Claims and Interests within a Class shall be counted for each applicable Debtor. Whenever such a Class of Claims or Interests is relevant to a particular Debtor, that Class of Claims or Interests shall be grouped under the appropriate numbered Class from the following list:

•	Class 1: Non-Tax Priority Claims. Class 1 consists of all Non-Tax Priority Claims.

•	Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims.

•	Class 3: Holding First Lien Secured Term Loan Claims. Class 3 consists of all Holding First Lien Secured Term Loan Claims.

•	Class 4: IHC Second Lien Note Claims. Class 4 consists of all IHC Second Lien Note Claims.

•	Class 5: Holding Notes Claims. Class 5 consists of all Holding Notes Claims.

•	Class 6: Group Notes Claims. Class 6 consists of all Group Notes Claims.

•	Class 7: General Unsecured Claims. Class 7 consists of all General Unsecured Claims.

•	Class 8: Intercompany Claims. Class 8 consists of all Intercompany Claims.

•	Class 9: Equity Interests in Affiliate Debtors. Class 9 consists of all Equity Interests in the Affiliate Debtors.

•	Class 10(a): Old Common Stock Interests. Class 10(a) consists of all Interests directly arising from Old Common Stock.

•	Class 10(b): Other Interests. Class 10(b) consists of all Other Interests related to the Old Common Stock.

•	Class 10(c): Subordinated Claims. Class 10(c) consists of all Subordinated Claims related to the Old Common Stock.

ARTICLE IV

IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT

IMPAIRED BY THE PLAN

4.1 Unimpaired Classes of Claims and Interests. The Classes listed below are Unimpaired by the Plan:

•	Classes 1A, 1B, 1C and 1D

•	Classes 2A, 2B, 2C and 2D

•	Classes 7A, 7B, 7C and 7D

•	Classes 8A, 8B, 8C and 8D

•	Classes 9A, 9B, 9C and 9D

4.2 Impaired Classes of Claims and Interests. The Classes listed below are Impaired by the Plan:

•	Classes 3A, 3B, 3C and 3D

•	Classes 4A, 4B and 4C

•	Classes 5A and 5B

•	Class 6A

•	Class 10(a)A

•	Class 10(b)A

•	Class 10(c)A

ARTICLE V

PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

5.1 Class 1A, 1B, 1C and 1D: Non-Tax Priority Claims. Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of a Non-Tax Priority Claim shall have its Claim Reinstated.

5.2 Class 2A, 2B, 2C and 2D: Other Secured Claims. Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Other Secured Claim shall have its Claim Reinstated.

5.3 Class 3A, 3B, 3C and 3D: Holding First Lien Secured Term Loan Claims. On the Effective Date, the terms of the Holding First Lien Secured Term Loan shall be modified as described in the Holding First Lien Secured Term Loan Term Sheet and each Holding First Lien Secured Term Loan Claim shall be reinstated as modified by such Holding First Lien Secured Term Loan Term Sheet and the Debtors or the Non-Debtor Guarantors shall pay all reasonable fees, expenses and disbursements of counsel to the Consenting First Lien Lenders, Fried, Frank, Harris, Shriver & Jacobson LLP, and the financial advisor to the Consenting First Lien Lenders, Chanin Capital Partners consistent with the terms of the Forbearance Agreement and the Holding First Lien Secured Term Loan Term Sheet: provided, however, that if either (i) the Consenting First Lien Lenders terminate the Forbearance Agreement prior to the Confirmation Date, (ii) the First Lien Lenders cease to forbear from exercising remedies against Non-Debtor Guarantors under the Holding First Lien Secured Term Loan prior to the Confirmation Date, or (iii) the First Lien Lenders fail to vote in favor of the Plan in accordance with section 1126(c) of the Bankruptcy Code, then the Debtors reserve the right, on written notice to the Consenting First Lien Lenders, to seek Reinstatement of the Holding First Lien Secured Term Loan Claims and, in such event, regardless of any votes cast by the Consenting First Lien Lenders, the Consenting First Lien Lenders shall have the right and opportunity to object to such Reinstatement or to confirmation of the Plan as if they had voted to reject the Plan.

5.4 Class 4A, 4B and 4C: IHC Second Lien Note Claims. On the Effective Date, each Holder of an IHC Second Lien Note Claim shall receive its Pro Rata share of (i) the Modified IHC Second Lien Notes and (ii) 50% of the Distributable New Equity and, as part of the distribution to Classes 4A, 4B and 4C (but in addition to, and not in reduction of, amounts to be distributed to Holders of IHC Second Lien Note Claims), the Company shall pay all reasonable fees, expenses and disbursements of counsel to the Ad Hoc Group of IHC Second Lien Note Claims, Andrews Kurth LLP consistent with the terms of the engagement agreement between Andrews Kurth LLP and the Debtors, as may be amended. In addition, as part of the distribution to Classes 4A, 4B and 4C (but in addition to, and not in reduction of, amounts to be distributed to Holders of IHC Second Lien Note Claims), the Company shall pay all reasonable fees, expenses and disbursements of U. S. Bank National Association as Indenture Trustee for the IHC Second Lien Notes, including the reasonable fees and expenses of its counsel, as may be consistent with the IHC Second Lien Indenture, including without limitation any fees and expenses incurred in making or facilitating distributions under the Plan, without the need for any application to the Bankruptcy Court. The Modified IHC Second Lien Notes shall be subordinated in right of payment to the Holding First Lien Secured Term Loan as described in the Holding First Lien Secured Term Loan Term Sheet.

5.5 Classes 5A and 5B: Holding Notes Claims. On the Effective Date, each Holder of a Holding Notes Claim shall be entitled to receive its Pro Rata share of (i) 50% of the Distributable New Equity and (ii) Holding Warrants and, as part of the distribution to Classes 5A and 5B (but in addition to, and not in reduction of, amounts to be distributed to Holders of Holding Notes Claims), the Company shall pay all reasonable fees, expenses and disbursements of counsel to the Ad Hoc Group of Holding Notes Claims, Stroock & Stroock & Lavan LLP consistent with the terms of the engagement agreement between Stroock & Stroock & Lavan LLP and the Debtors, as may be amended. In addition, as part of the distribution to Classes 5A and 5B (but in addition to, and not in reduction of, amounts to be distributed to Holders of Holding Notes Claims), the Company shall pay all reasonable fees, expenses and disbursements for Wells Fargo Bank, National Association as Indenture Trustee for the Holding Notes, including without limitation the reasonable fees and expenses of its counsel and any reasonable fees and expenses incurred in making or facilitating distributions under the Plan, without the need for any application to the Bankruptcy Court.

5.6 Class 6A: Group Notes Claims. On the Effective Date, each Holder of a Group Notes Claim shall be entitled to receive (i) if Class 6A votes in favor of the Plan in accordance with section 1126(c) of the Bankruptcy Code, its Pro Rata share of Group Warrants or (ii) if Class 6A does not vote in favor of the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Holders of Claims in Class 6A shall not receive or retain any property under the Plan on account of such Claims. In addition, as part of the distribution to Class 6A (but in addition to, and not in reduction of, amounts to be distributed to Holders of Group Notes Claims, if any), the Company shall pay all reasonable fees, expenses and disbursements for Deutsche Bank National Trust Company as Indenture Trustee for Group’s 3 3/4% Convertible Senior Notes due 2010 and Group’s 12 3/4% Senior Notes due 2009, and HSBC Bank USA, N.A as Indenture Trustee for Group’s Step Up Convertible Subordinated Notes due 2009, for the reasonable fees and expenses of its counsel, for making or facilitating distributions under the Plan, and any other ordinary course functions, without the need for any application to the Bankruptcy Court, and any other fees or expenses shall be subject to payment pursuant to any other applicable bankruptcy standards.

5.7 Classes 7A, 7B, 7C and 7D: General Unsecured Claims. Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of a General Unsecured Claim shall have its Claim Reinstated.

5.8 Classes 8A, 8B, 8C and 8D: Intercompany Claims. Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each Holder of an Intercompany Claim shall have its Claim Reinstated.

5.9 Classes 9A, 9B, 9C and 9D: Equity Interests in Affiliate Debtors. On the Effective Date, Reorganized Group and Reorganized Holding shall retain the Equity Interests in each Debtors’ Subsidiary.

5.10 Class 10(a)A: Old Common Stock Interests. On the Effective Date, the Old Common Stock will be cancelled, and Holders of Old Common Stock shall receive (i) if Class 6A and Class 10(a)(A) both vote in favor of the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Holders of Old Common Stock shall receive their Pro Rata share of Contingent Value Rights or (ii) if either Class 6A or Class 10(a)(A) does not vote in favor of the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Holders of Old Common Stock shall receive or retain no property under the Plan on account of such Claims.

5.11 Class 10(b)A: Other Interests. On the Effective Date, Other Interests will be discharged and cancelled and the Holders of Other Interests shall not receive or retain any distribution on account of such Other Interests.

5.12 Class 10(c)A: Subordinated Claim. On the Effective Date, Subordinated Claims will be discharged and cancelled and the Holders of Subordinated Claims shall not receive or retain any distribution on account of such Subordinated Claims.

5.13 Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

5.14 Procedures for Resolving Disputed, Contingent, and Unliquidated Claims. The Debtors and Reorganized Debtors may contest the amount and validity of any disputed, contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

6.1 Impaired Classes of Claims Entitled to Vote. Subject to Section 6.4 of this Plan, Holders of Claims in each Impaired Class of Claims are entitled to vote as a class to accept or reject this Plan.

6.2 Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2 ) in number of the Claims of such Class that have timely and properly voted to accept or reject this Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds ( 2/3) in amount of Interests of such Class that have timely and properly voted to accept or reject this Plan.

6.3 Presumed Acceptances by Unimpaired Classes. Classes 1A, 1B, 1C, 1D, 2A, 2B, 2C, 2D, 7A, 7B, 7C, 7D, 8A, 8B, 8C, 8D, 9A, 9B, 9C and 9D are Unimpaired by this Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims or Interests are conclusively presumed to accept this Plan, and the votes of the Holders of such Claims or Interests will not be solicited.

6.4 Classes Deemed to Reject Plan. Classes 10(b)A and 10(c)A will be deemed to have rejected the Plan and therefore will not be entitled to vote to accept or reject the Plan.

6.5 Summary of Classes Voting on the Plan. As a result of the provisions of Sections 6.3 and 6.4 of this Plan, only the votes of Holders of Claims, or Interests, as applicable, in Classes 3A, 3B, 3C, 3D, 4A, 4B, 4C, 5A, 5B, 6A, and 10(a)A will be solicited with respect to this Plan.

6.6 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. The Holders of Classes 10(b)A and 10(c)A are deemed under the Plan to have rejected the Plan. Accordingly, the Debtors will seek confirmation of the Plan with respect to such Holders of Classes 10(b)A and 10(b)C pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

7.1 Substantive Consolidation for Purposes of Treating Impaired Claims. This Plan is a joint Plan that does not provide for substantive consolidation of the Estates; however, the Debtors reserve the right to request substantive consolidation prior to the Confirmation Hearing.

7.2 Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. After the Effective Date, the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or Articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or Articles of incorporation and by-laws are amended under this Plan. Notwithstanding anything else to the contrary in this Plan, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

7.3 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. After the Effective Date, the Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any claim, right of action, suit, proceeding or other Retained Action in this Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors or the Reorganized Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches will apply to such claim, right of action, suit, proceeding, or other Retained Action upon or after the confirmation or consummation of this Plan.

7.4 Corporate Governance, Directors, Officers, and Corporate Action.

(a) Certificates of Incorporation and By-Laws. Effective on the Effective Date, the certificate of incorporation and by-laws of Reorganized Group shall be amended and restated substantially as set forth in Exhibits 7.4(a) and 7.4(b), respectively, to the Plan, which shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan. In addition, the certificates or Articles of incorporation and by-laws of the Affiliate Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall file with the Secretary of State of the State of Delaware, in accordance with Section 303 of the Delaware General Corporation Law, the Amended Certificate of Incorporation and any certificates setting forth the amendments to the certificates of incorporation of the Affiliate Debtors that are made pursuant to this Plan. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or Articles of incorporation and by-laws as permitted by applicable law.

(b) Directors and Officers of the Reorganized Debtors. As of the Effective Date, the initial directors and officers of Reorganized Group shall be the persons identified in the Plan

Supplement. The board of directors of Reorganized Group shall initially have five members, consisting of: (i) K. Paul Singh, the current CEO of Group, (ii) John F. DePodesta, the current Executive Vice President of Group, (iii) one member appointed by the holders of the Holding Notes Claims, (iv) one member appointed by the holders of the IHC Second Lien Note Claims, and (v) one member jointly appointed by the holders of the IHC Second Lien Note Claims and the Holding Notes Claims, after consultation with the Debtors. The boards of directors of the Reorganized Debtors other than Reorganized Group shall be comprised of members of the board of directors of Reorganized Group, or such other persons as are designated by the board of directors of Reorganized Group. The officers of the Reorganized Debtors other than Reorganized Group shall be comprised of the officers of Reorganized Group, or such other persons as are designated by the board of directors of Reorganized Group. Pursuant to section 1129(a)(5), the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Group, and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificate of Incorporation and By-Laws and the certificates or articles of incorporation and bylaws of the Affiliate Debtors; provided, however, that the length of the initial term of each director shall be two (2) years. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation and By-Laws and the certificates or articles of incorporation and bylaws of the Affiliate Debtors, the other constituent documents of the Reorganized Debtors, and applicable law. Each member of the board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c) Corporate Action. On the Effective Date, the adoption of the Amended Certificate of Incorporation or similar constituent documents, the adoption of the Amended By-Laws, the selection of directors and officers for the Reorganized Debtors, and all other actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by this Plan in the name of and on behalf of the Reorganized Debtors.

7.5 Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock. On the Effective Date, except as provided in (i) Section 5.3 with respect to the Holding First Lien Secured Term Loan and (ii) Section 7.6(a) with respect to the Modified IHC Second Lien Notes, the Group Notes, the Holding Notes, the Old Common Stock, the indentures, or other instruments or documents evidencing, creating or governing any such indebtedness, equity interests or obligations of a Debtor that are Impaired under this Plan shall be cancelled and shall be discharged; provided, however, that the Group Notes, Holding Notes, Old Common Stock, the indentures, or other instruments or documents evidencing, creating or governing such indebtedness, equity interests or obligations of a Debtor shall continue in effect to the extent necessary to allow the Reorganized Debtors to make distributions pursuant to this Plan and to allow the Indenture Trustees to exercise any lien the Indenture Trustees may have under an indenture against distributions to holders of the Holding Notes Claims, the Group Note Claims or the IHC Second Lien Notes Claims. As of the Effective Date, all Old Common Stock that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

7.6 Issuance of New Securities and Related Matters.

(a) Modified IHC Second Lien Notes. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors (i) shall execute and deliver, or shall cause to be executed and delivered, the IHC Second Lien Supplemental Indenture, along with all instruments, certificates and other documents, including officers’ certificates and legal opinions, required in connection therewith, (ii) will issue, or will cause to be issued, all instruments, certificates and other documents, including officers’ certificates and legal opinions, as required under the IHC Second Lien Indenture to instruct the trustee under such indenture to make appropriate notations on the global note(s) representing the IHC Second Lien Notes to reflect the reduction in outstanding aggregate principal amount thereof to $123,471,200, and (iii) will cause their non-Debtor affiliates who are parties to the IHC Second Lien Indenture to execute and deliver the IHC Second Lien Supplemental Indenture, along with all instruments, certificates and other documents, including officers’ certificates and legal opinions, required in connection therewith.

(b) Issuance of New Common Stock. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue all instruments, certificates and other documents, including but not limited to the New Common Stock required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order, or rule. The offer and issuance of the New Common Stock, and the distribution thereof, under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. In the period pending distribution of New Common Stock to any Holder entitled pursuant to this Plan to receive New Common Stock, such Holder shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holder’s New Common Stock (including receiving any proceeds of permitted transfers of such New Common Stock) and to exercise all other rights in respect of the New Common Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock), and each Holder that is a party to the Registration Rights Agreement, if any, shall be bound by, have the benefit of, and be entitled to enforce the terms and conditions of the Registration Rights Agreement.

(c) Holding Warrants. On or as soon as reasonably practicable after the Effective Date, Holders of Holding Notes Claims shall receive their Pro Rata share of the Holding Warrants. The offer and issuance of the Holding Warrants, and the distribution thereof, under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. In the period pending distribution of the Holding Warrants to any Holder entitled pursuant to this Plan to receive the Holding Warrants, such Holder shall be bound by, have the benefit of, and be entitled to enforce the terms and conditions of the Warrant Agreement and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holding Warrants (including receiving any proceeds of permitted transfers of such Holding Warrants) and to exercise all other rights in respect of the Holding Warrants (so that such Holder shall be deemed for tax purposes to be the owner of the Holding Warrants).

(d) Group Warrants. On or as soon as reasonably practicable after the Effective Date, Holders of Group Notes Claims shall receive their Pro Rata share of the Group Warrants. The offer and issuance of the Group Warrants, and the distribution thereof, under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. In the period pending distribution of the Group Warrants to any Holder entitled pursuant to this Plan to receive Group Warrants, such Holder shall be bound by, have the benefit of, and be entitled to enforce the terms and conditions of the Warrant Agreement and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Group Warrants (including receiving any proceeds of permitted transfers of such Group Warrants) and to exercise all other rights in respect of the Group Warrants (so that such Holder shall be deemed for tax purposes to be the owner of the Group Warrants).

(e) Registration Rights Agreement. Without limiting the effect of section 1145 of the Bankruptcy Code, in the event that there will be any holder of shares of New Common Stock that will beneficially own ten percent (10%) or more of the outstanding shares of New Common Stock after giving effect to the distribution of the shares of New Common Stock under this Plan or is otherwise an affiliate of Reorganized Group, on the Effective Date, Reorganized Group will enter into the Registration Rights Agreement with each such Holder.

(f) Contingent Value Rights. On or as soon as reasonably practicable after the Effective Date, Holders of Class 10(a) Interests shall receive their pro rata share of the CVRs. The issuance of the CVRs and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

(g) Termination of Registration. Subject to any requirements of law, promptly following the Effective Date, Reorganized Group shall terminate the registration of its securities and suspend all reporting obligations pursuant to the Exchange Act.

(h) Stock Exchange Listing. Upon the Effective Date, Reorganized Group shall take all actions necessary for the New Common Stock to be quoted on the OTCBB, or “Pink Sheets,” including complying with all applicable requirements of the Pink Sheets with respect to non-reporting companies. If and when the Reorganized Debtors complete an initial public offering of the New Common Stock or other registration of New Common Stock for public sale, the Reorganized Debtors shall use their best efforts, subject to the New Stockholders Agreement, to list the New Common Stock on a United States national stock exchange.

(i) Execution and Delivery of the New Stockholders Agreement. Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized Group will enter into the New Stockholders Agreement for the benefit of the Holders of New Common Stock substantially in the form attached to this Plan as Exhibit 7.6(i).

7.7 Management Stock Plan Awards.

(a) On the Effective Date, 4% of the New Common Stock of Reorganized Group shall be issued to senior management pursuant to the Management Stock Plan, on the terms set forth in the Management Compensation Plan attached hereto as Exhibit 7.7.

(b) On the Effective Date, warrants exercisable into shares of New Common Stock equal to 6% of the sum of (i) the Distributable New Equity of Reorganized Group and (ii) the 4% of New Common Stock of Reorganized Group for distribution to management through the Management Stock Plan shall be distributed to management, on the terms set forth in the Management Compensation Plan attached hereto as Exhibit 7.7.

(c) The compensation, cash bonus targets, and severance policies shall remain those that were effective as of December 31, 2008, subject to the continued approval of the Board of Directors of Reorganized Group.

7.8 Reservation of Rights with Respect to Potential Additional Debtors. This Plan is premised in part on either (i) a consensual restructuring of the Holding First Lien Secured Term Loan Claims, consistent with the Holding First Lien Secured Term Loan Term Sheet, or (ii) should the First Lien Lenders attempt to exercise remedies against Non-Debtor Guarantors under the Holding First Lien Secured Term Loan during these Chapter 11 Cases, the Debtors’ pursuit of the Reinstatement of the Holding First Lien Secured Term Loan Claims and the consequent cure of bankruptcy-related defaults (including defaults, if any, arising from a change of control of the Debtors as a result of the transactions consummated in the Chapter 11 Cases) under the documents underlying the Holding Secured Term Loan or, in the absence of such cure, a temporary injunction preventing holders of Holding First Lien Secured Term Loan Claims from enforcing remedies on account of such bankruptcy-related defaults. To the extent such bankruptcy-related defaults cannot be cured and the Debtors cannot obtain the temporary injunction described above, the Debtors reserve the right, should the Potential Additional Debtors identified on Exhibit 1.89 attached hereto file petitions for relief under chapter 11 of the Bankruptcy Code prior to the Confirmation Hearing and become Additional Debtors, to make this Plan applicable to such Additional Debtors and to have Claims against such Additional Debtors receive treatment identical to similarly situated Claim Holders under this Plan.

ARTICLE VIII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (a) have been rejected by order of the Bankruptcy Court or (b) are the subject of a motion to reject pending on the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VIII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

8.2 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. The provisions (if any) of each executory contract or unexpired lease to be assumed under this Plan which are or may be in default shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such terms as the parties to each executory contract or unexpired lease may agree (“Cure”). Any party to an executory contract or unexpired lease who wishes to assert that Cure shall be required as a condition to assumption shall file and serve a proposed Cure Claim so as to be received by the Debtors or Reorganized Debtors, as applicable, and their counsel at the address set forth in Article 15.9 hereof within 45 days after entry of the Confirmation Order (the “Cure Claim Submission Deadline”), after which the Debtors or Reorganized Debtors, as the case may be, shall have 45 days to file any objections thereto. Should a party to an executory contract or unexpired lease not file a proposed Cure Claim by the Cure Claim Submission Deadline in accordance with the procedures set forth herein, then any default then existing under such executory contract or unexpired lease shall be deemed cured as of the day following the Cure Claim Submission Deadline and such party shall forever be barred from asserting against the Debtors or the Reorganized Debtors, as applicable, a Claim that arose under such executory contract or unexpired lease on or prior to the Confirmation Date. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the matter shall be set for hearing in the Bankruptcy Court on the next available hearing date, or such other date as may be agreed upon, and Cure, if any, shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five days after entry of a Final Order establishing a Cure amount in excess of that asserted by the Debtors. If the Cure amount was filed and served in accordance with the procedures set forth herein and is not disputed, the Debtors or Reorganized Debtors, as the case may be, shall pay the Cure Claim, if any, to the claimant within a reasonable practicable period. Disputed Cure amounts that are resolved by agreement or Final Order shall be paid by the Debtors within 20 days of such agreement or Final Order.

8.3 Compensation and Benefit Programs. If applicable, and except as otherwise expressly provided hereunder, all employment and severance contracts and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of their respective subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, and accidental death and dismemberment insurance plans and contracts are treated as executory contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, subject to any and all rights of the Reorganized Debtors to amend or terminate any of the foregoing.

8.4 Intercompany Executory Contracts and Intercompany Unexpired Leases. Any Claim outstanding at the time of assumption of an intercompany executory contract or an intercompany unexpired lease shall be Reinstated and shall be satisfied in a manner to be agreed upon by the relevant Debtors and/or non-Debtor Affiliates.

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

9.1 Distributions for Claims as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims as of the Effective Date, shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities (subject to the terms and conditions of this Plan) distributed as of the Effective Date.

9.2 Interest on Claims. Unless otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

9.3 Distributions by Disbursing Agent. Other than as specifically set forth below, the Disbursing Agent or applicable Indenture Trustee or the administrative agent under the Holding First Lien Secured Term Loan shall make all distributions required to be made under this Plan. The Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.

9.4 Surrender of Cancelled Instruments or Securities. As a condition precedent to receiving any distribution on account of a Claim or Interest, each Holder of an instrument evidencing a Claim or Interest (a “Certificate”) shall be deemed to have surrendered the Certificates, or, with respect to indebtedness that is governed by an agreement and administered by an Indenture Trustee, agent, or servicer (each hereinafter referred to as a “Servicer”), the respective Servicer, and such Certificate will be cancelled solely with respect to the Debtors and such cancellation will not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another to such instruments. Servicer may (but shall not be required to) request that registered Holders of Certificates surrender their Certificates for cancellation. The surrender requirement does not apply to any Claims or Interests Reinstated pursuant to the terms of this Plan.

9.5 Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a) Delivery of Distributions in General. Distributions to Holders of Claims and Interests shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

(b) Undeliverable and Unclaimed Distributions.

(i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of a Claim or Interest is returned to the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

(ii) After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable or been claimed.

(iii) Failure to Claim Undeliverable Distributions. Any Holder of a Claim or Interest that does not assert a Claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property. Any New Common Stock held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of a Claim or Interest.

9.6 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

9.7 Withholding and Reporting Requirements. In connection with this Plan and all Distributions under this Plan, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding, payment, and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements. All amounts properly withheld from Distributions to a Holder as required by applicable law and paid over to the applicable taxing authority for the account of such Holder shall be treated as part of the Distributions to such Holder. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and withholding of such taxes. For example, with respect to any employee-related withholding, if the Debtors are obligated by law to withhold amounts from Distributions to a present or former employee to satisfy such present or former employee’s tax and other payroll obligations, the Disbursing Agent may withhold a portion of the Distributions allocated to the Holder of an Allowed Claim that is a present or former employee, whether or not such Distributions are in the form of Cash, in such amount as is determined necessary to satisfy such Holder’s tax and other payroll obligations with respect to the Distributions. Notwithstanding any other provision of this Plan, except to the extent withheld from Distributions to the Holder, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and (b) no Distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Plan Administrator in connection with such Distribution. Any property to be distributed pursuant to this Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Section 9.5 of this Plan.

9.8 Setoffs. The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim or Interest, the payments or other distributions to be made pursuant to this Plan in respect of such Claim or Interest, the claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim or Interest; provided, however, that neither the failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

9.9 Fractional Shares. No fractional shares of New Common Stock shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share or a rounding down of such fraction (in the case of less than .50) to the nearest whole New Common Stock share.

ARTICLE X

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

10.1 Reservation of Right to Object to Allowance or Asserted Priority of Claims. Nothing in this Plan shall waive, prejudice or otherwise affect the rights of the Debtors, the Reorganized Debtors or the Holders of any Claim to object at any time, including after the Effective Date, to the validity or asserted priority of any Claim, including without limitation, whether any such Claim should be treated as a Subordinated Claim. Moreover, the Debtors reserve the right to dispute, contest, or offset against, any Reinstated Claim following or prior to the Effective Date, either in the Bankruptcy Court or in the ordinary course in such manner or tribunal as may otherwise be appropriate.

ARTICLE XI

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

11.1 Professional Claims.

(a) All final requests for payment of Professional Fees pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel, counsel to any statutory committee appointed in the Chapter 11 Cases, and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such applications must be filed and served on the Reorganized Debtors, their counsel, counsel to any statutory committee appointed in the Chapter 11 Cases, and the requesting Professional or other entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served.

(b) Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors shall employ and pay Professionals in the ordinary course of business.

11.2 Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code shall file an application with the clerk of the Bankruptcy Court on or before the 45th day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors and the United States Trustee for the District of Delaware, and such other parties as may be decided by the Bankruptcy Court on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement. Without limiting the foregoing, the Professionals employed by the Consenting Noteholders shall be entitled to file a substantial contribution request pursuant to section 503(b) and the Debtors shall support any such request for reimbursement of fees and expenses expended in pursuit of a consensual restructuring and consistent with the prepetition retention agreements between the Debtors and such Professionals employed by the Consenting Noteholders, provided that any such requests shall be in addition to, and will not limit, the right to receive fees and expenses as set forth in Sections 5.4 and 5.5. In addition, the Professionals employed by the Consenting First Lien Lenders shall be entitled to file a substantial contribution request pursuant to section 503(b) and the Debtors shall support any such request for reimbursement of fees and expenses expended in pursuit of a consensual restructuring as may be consistent with the Forbearance Agreement and the Holding First Lien Secured Term Loan Term Sheet, provided that any such requests shall be in addition to, and will not limit, the right to receive fees and expenses as set forth in Section 5.3.

11.3 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Article 11.1 and Article 11.2 of this Plan) must be filed with the Claims Agent and served on counsel for the Debtors no later than 45 days after the Effective Date (the “Administrative Claims Bar Date”). Any request for payment of an Administrative Claim pursuant to this Article 11.3 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim within 60 days after the Administrative Claims Bar Date (unless such objection period is extended by the Bankruptcy Court), such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable in the ordinary course of business.

11.4 Section 503(b) Applications. The Company shall support, by the filing of legal memoranda and oral argument, all reasonable requests for the payment of Andrews Kurth LLP’s and Stroock & Stroock & Lavan LLP’s fees, expenses and disbursements, as counsel to the Ad Hoc Group of IHC Second Lien Note Claims and the Ad Hoc Group of Holding Notes Claims, respectively, consistent with the terms of their engagement agreements with the Debtors, as may be amended, pursuant to section 503(b) of the Bankruptcy Code or otherwise that are made to the Bankruptcy Court, provided that any such requests shall be in addition to, and will not limit, the right to receive fees and expenses as set forth in Sections 5.4 and 5.5. The Company shall also support, by the filing of legal memoranda and oral argument, all reasonable requests for the payment of Fried, Frank, Harris, Shriver & Jacobson LLP’s and Chanin Capital Partners’ fees and expenses, as counsel to the Consenting First Lien Lenders and financial advisor to the Consenting First Lien Lenders, respectively, expended in pursuit of a consensual restructuring and as may be consistent with the terms of the Forbearance Agreement and the Holding First Lien Secured Term Loan Term Sheet, provided that any such requests shall be in addition to, and will not limit, the right to receive fees and expenses as set forth in Section 5.3.

ARTICLE XII

CONFIRMATION AND CONSUMMATION OF THE PLAN

12.1 Conditions to Confirmation. Confirmation of the Plan shall be subject to satisfaction of the following conditions at or prior to the time the Confirmation Order is entered:

(a) The Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Requisite Noteholders.

(b) No Termination Event (as defined in the Plan Support Agreement) has occurred and terminated the Plan Support Agreement.

(c) The Disclosure Statement has been approved by the Bankruptcy Court.

12.2 Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date:

(a) The Confirmation Order confirming this Plan shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the Requisite Noteholders.

(b) Any material alteration or interpretation to any term or provision of this Plan by the Bankruptcy Court shall be reasonably acceptable to the Debtors and the Requisite Noteholders.

(c) All other documents and agreements necessary to implement this Plan on the Effective Date shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

(d) Provided that the Debtors are not seeking Reinstatement of the Holding First Lien Secured Term Loan Claims as provided in Section 5.3, all of the terms and conditions required to have been met or any performance required to have been made by the Debtors or the Non-Debtor Guarantors as of the Effective Date relating to the effectiveness of the amendment to the Holding First Lien Secured Term Loan contemplated by the Holding First Lien Secured Term Loan Term Sheet shall have been met.

(e) The Effective Date shall have occurred not later than the one hundred and twentieth (120th) day following the Petition Date.

12.3 Waiver of Conditions. Each of the conditions set forth in Section 12.1 or 12.2 of this Plan may be waived in whole or in part by the Debtors, with prior written consent of the Requisite Noteholders, and the Requisite First Lien Lenders (but solely with respect to Section 12.2(d) and consistent with the terms of the Forbearance Agreement and so long as the Forbearance Agreement has not been terminated and the First Lien Lenders have voted in favor of the Plan in accordance with section 1126(c) of the Bankruptcy Code) without any other notice to parties in interest or the Bankruptcy Court and without a hearing.

ARTICLE XIII

EFFECT OF PLAN CONFIRMATION

13.1 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

13.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Causes of Action and Interests in the Debtors or any of their assets or properties (including liabilities arising from any default of the Debtors or Non-Debtor Guarantors under the Holding First Lien Secured Term Loan and the IHC Second Lien Notes solely as a result of the Debtors’ commencing these Chapter 11 Cases and/or the consummation of the transaction contemplated by this Plan), regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Causes of Action or Interests, including, but not limited to, Claims, Causes of Action and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims, Causes of Action and Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, Cause of Action or Interest is Filed or deemed Filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, Cause of Action or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the Holder of such a Claim, Cause of Action, liability, lien, obligation, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in the Confirmation Order.

13.3 Compromises and Settlements. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims against them and claims that they have against other Persons up to and including the Effective Date. After the Effective Date, the Reorganized Debtors may compromise and settle any Claims against them and any claims they may have against other Persons without approval from the Bankruptcy Court.

13.4 Satisfaction of Subordination Rights. All Claims against the Debtors and all rights and claims between or among Claim Holders relating in any manner whatsoever to Claims against the Debtors, based upon any claims subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to Claim Holders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any Claim Holder by reason of any claimed subordination rights or otherwise, so that each Claim Holder shall have an receive the benefit of the distributions in the manner set forth in the Plan.

13.5 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, the Debtors, the Reorganized Debtors, any of such parties’ respective present or former officers, directors, employees, advisors, Professionals, or agents, the Indenture Trustees and their agents and Professionals, the Consenting Noteholders and their agents and Professionals, the Consenting First Lien Lenders and their Professionals, and any of such parties’ predecessors, successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any Holder of any Claim or Interest (or any Equity Interests in Affiliate Debtors), or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the preparation or formulation of the Plan, the administration of the Plan or the property to be distributed under the Plan except for their gross negligence or willful misconduct and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Notwithstanding any other provision of this Plan, no Holder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the Indenture Trustees, the Consenting Noteholders, the Consenting First Lien Lenders or any of such parties’ respective present or former members, officers, directors, employees, advisors, representatives, Professionals or agents, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan except for their gross negligence or willful misconduct. Any Holder of a Claim or Interest that is to be distributed shares of New Common Stock or Other Interests pursuant to this Plan shall have duly executed and delivered to Reorganized Group, as an express condition precedent to such Holder’s receipt of such shares of New Common Stock or Other Interests, a counterpart of the New Stockholders Agreement; provided, however, that (and without limiting the strict requirement that any such Holder execute and deliver to Reorganized Group a counterpart of the New Stockholders Agreement as hereinabove provided) any such Holder shall be automatically bound by, and any shares of New Common Stock or Other Interests to be received by such Holder shall be automatically subject to, the terms of the New Stockholders Agreement whether or not such Holder shall have executed and/or delivered a counterpart of the New Stockholders Agreement.

13.6 Indemnification Obligations. In satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights shall be released and discharged on and as of the Effective Date except for Continuing Indemnification Rights (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, shall maintain directors’ and officers’ insurance providing coverage for those Indemnitees currently covered by such policies for the remaining term of such policy and shall maintain tail coverage under policies in existence as of the Effective Date for a period of 6 years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any Causes of Action against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”); (c) the insurers who issue the Insurance Coverage shall be authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, shall indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

13.7 Release by Debtors and Debtors in Possession. Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate and its successors and assigns, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all Causes of Action, based in whole or in part on any act, omission, occurrence or event taking place on or prior to the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Chapter 11 Cases. The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above.

13.8 Release by Holders of Claims and Interests. On the Effective Date, (a) each Person who votes to accept this Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), which has held, holds, or may hold a Claim against or Interest in the Debtors, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and New Common Stock, Modified IHC Second Lien Notes, Holding Warrants, Group Warrants, Contingent Value Rights and other contracts, instruments, releases, agreements, or documents to be delivered in connection with this Plan (each, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any claim or Cause of Action, based in whole or in part on any act, omission, occurrence, or event taking place on or prior to the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transaction or event giving rise to, the claim of such Release Obligor, the business or contractual arrangements between any Release Obligor and any Debtor or any Released Party, the restructuring of Claims and Interests prior to the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction, obligation, restructuring, or the Chapter 11 Cases, including, but not limited to, any claim relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of this Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of this Plan, the Disclosure Statement, the Exhibits, any instrument, release, or other agreement or document created, modified, amended or entered into in connection with this Plan; provided, however, that this Article 13.8 shall not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city, or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security.

13.9 Injunction. The satisfaction, release, and discharge pursuant to this Article XIII shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim, Interest, or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

13.10 Temporary Injunction with Respect to Guarantee Claims. To the extent the First Lien Lenders attempt to exercise remedies against Non-Debtor Guarantors under the Holding First Lien Secured Term Loan and the Plan does not act to cure a default, if any, of the Debtors or Non-Debtor

Guarantors under the Holding First Lien Secured Term Loan relating to the Debtors’ commencement of these Chapter 11 Cases, then, and in such case, the Confirmation Order approving this Plan shall act as a temporary injunction against the enforcement of such defaults against any Debtor or Non-Debtor Guarantor. In such case, the Debtors and Non-Debtor Guarantors shall remain fully liable for obligations arising under the Holding First Lien Secured Term Loan, but Holders of Holding First Lien Secured Term Loan Claims shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim relating to the Holding First Lien Secured Term Loan and arising solely from the commencement of these Chapter 11 Cases so long as Reorganized Group continues to provide or cause to be provided such treatment to Holders of Holding First Lien Secured Term Loan Claims as provided under this Plan. Such temporary injunction will expire automatically if Reorganized Group defaults under this Plan by failing to provide or cause to be provided such treatment to Holders of Holding First Lien Secured Term Loan Claims as provided under this Plan and fails to cure such default within 30 days after receipt by the Debtors of written notice of such default from the affected First Lien Lender.

13.11 Term of Bankruptcy Injunction or Stays. Except as otherwise provided in Section 13.10 of this Plan, all injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

ARTICLE XIV

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(c) resolve any matters related to the assumption, and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(d) ensure that distributions to Holders of Claims and Interests are accomplished pursuant to the provisions of this Plan and the Bankruptcy Code;

(e) decide or resolve any motions, adversary proceedings, contested, or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f) enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, and the Confirmation Order;

(g) resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents, including but not limited to payment of fees and expenses of the Indenture Trustees;

(h) approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; approve any modification of the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i) hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b), 1103, and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to an order entered by the Bankruptcy Court, provided, however, that the fees and expenses of the Reorganized Debtors, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation, or enforcement of this Plan or the Confirmation Order;

(k) hear and determine Causes of Action by or on behalf of the Debtors or the Reorganized Debtors;

(l) hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(m) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;

(n) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(o) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

(p) hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

(q) hear and determine disputes with respect to compensation of the Reorganized Debtors’ professional advisors;

(r) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

(s) hear and determine any issue relating to the injunction under Section 13.10 of this Plan; and

(t) enter an order closing the Chapter 11 Cases.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 Effectuating Documents and Further Transactions. Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and any notes, securities or rights issued pursuant to this Plan.

15.2 Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

15.3 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales, or use tax or other similar tax: (a) the issuance, transfer, or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; and transfers of tangible property. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, this Plan.

15.4 Payment of Statutory Fees. All fees payable pursuant to section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

15.5 Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors may, with the written consent of the Requisite Noteholders and the Requisite First Lien Lenders (consistent with the terms of the Forbearance Agreement and so long as the Forbearance Agreement has not been terminated), alter, amend, or modify this Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan. A Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

15.6 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.7 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person.

15.8 Revocation, Withdrawal, or Non-Consummation. Subject to the obligations and covenants of the Debtors under the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

15.9 Notice. All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive

Suite 900

McLean, Virginia 22102

Telephone: (703) 902-2800

Facsimile: (703) 902-2814

Attn:	John F. DePodesta

with a copy to:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

333 West Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 407-0700

Facsimile: (312) 407-0411

Attn:	George N. Panagakis
T. Kellan Grant
Nathan L. Stuart

and

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, DE 19899

Telephone: (302) 651-3000

Facsimile: (302) 651-3001

Attn:	Eric M. Davis
Davis Lee Wright

Counsel to the Debtors

(b) if to the Ad Hoc Group of Holding Notes Claims, to:

STROOCK & STROOCK & LAVAN LLP

180 Maiden Lane

New York, New York 10038

Facsimile: (212) 806-6006

Attn:	Kristopher M. Hansen
Matthew Schwartz
Lori E. Kata

Counsel to the Ad Hoc Group of Holding Notes Claims

(c) if to the Ad Hoc Group of IHC Second Lien Notes Claims, to:

ANDREWS KURTH LLP

450 Lexington Avenue, 15th Floor

New York, New York 10017

Facsimile: (212) 850-2929

Attn:	Paul N. Silverstein
Jonathan I. Levine

Counsel to the Ad Hoc Group of IHC Second Lien Notes Claims

(d) if to the Consenting First Lien Lenders, to:

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attn:	Jean E. Hanson
Bonnie Steingart

Counsel to the Consenting First Lien Lenders

15.10 Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

15.11 Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

15.12 Exhibits and Schedules. All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated and are a part of this Plan as if set forth in full herein.

15.13 Filing of Additional Documents. Subject to the obligations and covenants of the Debtors under the Plan Support Agreement, on or before substantial consummation of this Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

Dated: June 12, 2009	Respectfully Submitted,

Primus Telecommunications Group, Incorporated
(for itself and on behalf of the Affiliate Debtors)

	By:	/s/ John F. DePodesta
	Name:	John F. DePodesta
	Title:	Executive Vice President

Counsel:

George N. Panagakis
T. Kellan Grant
Nathan L. Stuart
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Eric M. Davis (I.D. No. 3621)
Davis Lee Wright (I.D. No. 4324)
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, DE 19899
(302) 651-3000

Attorneys for Debtors and Debtors-in-Possession